Exhibit 10.4

EXCLUSIVE SALES AND MARKETING AGREEMENT

This Exclusive Sales and Marketing Agreement (hereinafter called “Agreement”), to be effective as of this 1st day of April, 2008 (hereinafter the “Agreement Date”), is by and between Marine Life Sciences, LLC (the “PRODUCER”), a limited liability company organized under the laws of the state of Nevada and having its principal place of business at 2157 Lincoln Street, Salt Lake City, Utah 84106 and ForeverGreen International, LLC, a limited liability company organized under the laws of Utah and having its principal place of business at 972 North 1430 West, Orem, Utah USA (hereinafter, referred to as “CUSTOMER”).  This Agreement supersedes and replaces in their entirety, without prejudice, any and all other agreements or contracts between the parties.

WITNESSETH:

WHEREAS

A.

PRODUCER is the owner of the exclusive license of the Subject Product as defined below;

B.

PRODUCER is willing and able to grant an exclusive world-wide right to market and sell the Subject Product to the CUSTOMER on the terms set forth herein;

C.

CUSTOMER desires to obtain said exclusive right to market and sell the Subject Product in the multi level marketing industry, as further defined in this Agreement.

NOW, THEREFORE, for and in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto expressly agree as follows:

1.

DEFINITIONS AS USED HEREIN

1.1

The term “Subject Product” shall mean the processed marine phytoplankton known as Alpha-3 CMP, which includes the Tom Harper story and marketing materials related to the Tom Harper story, as well as any subsequent improvements thereto.

1.2

The term “APPROVED Product” shall mean any present CUSTOMER products containing the Subject Product as an ingredient including without  limitation CUSTOMER’S current products referred to as FrequenSea™, FrequenSea™ tarter Shots and SecreSea™ Youth Serum, SecreSea™ Hydrating Cream, SecreSea™ Scrub and SecreSea™ Mineral Mask as well as any additional CUSTOMER Product(s) containing the Subject Product(s) as approved in the future by the PRODUCER. Initial APPROVED product list is attached here as exhibit B and will be from time to time be amended with new approved products.

1.3

For the purposes of this Agreement, a Unit of APPROVED Product is defined as 1200 mg of Subject Product.

1.4

The term “Multi-Level Marketing” shall mean the form of marketing, also called Network Marketing, in which individuals are associated with a parent company as independent contractors, also known as Members or distributors, to market products and are compensated based on their sales of products by earning commissions, bonuses or rebates.  Typically, commissions are earned on sales to the end user or consumer who may be a customer or a distributor/Member that buys the product at a wholesale price for personal consumption.

1.5

The term “Territory” shall mean and include the entire world.

1.6

The term “Product Units Sold” shall mean the total amount of APPROVED Product Units sold, not limited to but, including demonstration, samples, market giveaways or promotions for or on behalf of the CUSTOMER in each calendar month.

1.7

he term “Products Produced” shall mean the total amount of APPROVED Product units produced in each calendar month.

1.8

the term “the Parties” shall mean CUSTOMER and PRODUCER.

2.  GRANT OF RIGHT

2.1

The PRODUCER hereby grants to the CUSTOMER the exclusive right to market, sell and offer for sale throughout the Territory through Multi-Level Marketing the Subject Product.  The CUSTOMER warrants that the Subject Product will be used as an ingredient in the APPROVED Products.  The CUSTOMER covenants and agrees to purchase the Subject Product exclusively from the PRODUCER.

            3.  MARKETING

3.1

CUSTOMER shall use reasonable efforts, as defined herein, to effect the sale of APPROVED Products by means of Multi-Level Marketing in markets in the Territory as soon as practicable.

3.2

PRODUCER and CUSTOMER have agreed to a sampling program to help promote  and market the APPROVED Products. CUSTOMER may purchase a quantity up to ten percent (10%) of the previous calendar quarter purchases of the Subject Product for the sole purpose of sampling. PRODUCER will provide a discounted rate as detailed in Exhibit A.

3.3

CUSTOMER and PRODUCER will communicate in writing regarding any future or improved products which must be approved by the PRODUCER prior to any new products being introduced by the CUSTOMER or improvements made to APPROVED  products to ensure a combined effort to exploit such new APPROVED Product(s).

3.4

CUSTOMER shall provide written notice to PRODUCER when product orders are placed by CUSTOMER to PRODUCER in the form of a purchase order.

3.5

CUSTOMER will provide to PRODUCER written notice of all existing and new  product registrations in both the United States and foreign countries regarding  APPROVED Products within ten (10) days of the execution of this Agreement or the receipt of new product registrations. PRODUCER will provide to CUSTOMER written notice of all existing and new Product registrations in both the United States and foreign  countries regarding Subject Product within ten (10) days of the execution of this Agreement or the receipt of new Subject Product registrations.  CUSTOMER and PRODUCER will coordinate all product registrations involving the Subject Product in the U.S.A. and all foreign countries to advance the Parties mutual interests.

3.6   PRODUCER shall be the exclusive and sole manufacturer of the Subject Product for the CUSTOMER.

3.7    The PRODUCER shall have the right to review and approve CUSTOMER’s plans to expand its sales and marketing of APPROVED Product(s) in any and all foreign markets outside of the existing CUSTOMER markets of the United States, Canada, Mexico, Australia, New Zealand, Singapore, Japan and the European Union. Prior to the official opening of any foreign market by CUSTOMER, CUSTOMER shall disclose to PRODUCER the CUSTOMER’s plan and other material information relating to any proposed expansion of marketing the APPROVED Product.  If PRODUCER objects to any aspect of CUSTOMER’s proposed expansion plan, it shall communicate said objection(s) to CUSTOMER.  The Parties agree to use their best efforts to reach a mutually satisfactory agreement relative to any and all objections.

3.8

PRODUCER will share with and distribute to CUSTOMER appropriate data   regarding the Subject Product including but not limited to research results,  clinical and laboratory projects, published research articles or papers, and Subject Product licenses or registrations with government agencies.

            4. PAYMENTS AND REPORTS

4.1      CUSTOMER shall pay to the PRODUCER for each kilogram of the Subject Product mount commensurate with the Bulk Pricing Schedule attached hereto as Exhibit A.

4.2       All payments required under this agreement for the months of April 1, 2008 to March 31, 2009 shall be made by the CUSTOMER to the PRODUCER as follows:

Within sixty (60) days from the arrival date of shipment of SUBJECT Product to CUSTOMER’s manufacturer, CUSTOMER shall pay to PRODUCER fifty percent (50%) of the total payment due.

Within ninety (90) days from the arrival date of shipment of SUBJECT Product to CUSTOMER’s manufacturer, CUSTOMER shall pay to PRODUCER the remaining ( 50%) percent of the total payment due.

Payment terms for the remaining contract years shall be set by the mutual agreement of the Parties. Payment terms will reflect the payment history of the CUSTOMER. If the CUSTOMER makes a payment in full to the PRODUCER within the first sixty (60) days from the arrival date of a shipment of SUBJECT Product to CUSTOMER’S manufacturer, PRODUCER’S will give CUSTOMER a discount equal to two percent (2%) of the total amount due to the PRODUCER.

4.3       Each month a written statement of the Product Units Sold and Product(s) Produced during such calendar month shall be prepared and shall be sent to the PRODUCER. The CUSTOMER will work out an arrangement with all manufacturers of products containing the “Subject Product” to allow for verification of Products Produced. All accounting statements will be sent on a monthly basis to the PRODUCER’s representative Greg Popp at 2157 South Lincoln Street, Salt Lake City, Utah 84106.  All payments to PRODUCER will be made to and sent to Marine Life Sciences at 2157 South Lincoln Street, Salt Lake City, Utah 84106.

4.4      Should the CUSTOMER fail to make any payment whatsoever due and payable to the PRODUCER hereunder at the time it is due, it shall be deemed an event of default  as provided for under Paragraph 11.3.

4.5      All payments due hereunder shall be paid by check or bank wire payable in United States of America currency to PRODUCER, or to the account of PRODUCER at such bank as PRODUCER may from time to time designate by notice to CUSTOMER.

4.6       In the event that any payments due hereunder is not made when due, the payment shall accrue interest beginning on the tenth day following the due date thereof, calculated at the rate of prime plus two percent per annum.  If any payments are past  due for a period in excess of thirty days from the payment due date, the interest rate shall increase to 18% per annum for the entire amount of any unpaid balance.  Each   payment shall be applied firstly to past due interest and secondly on account of the principal amount due and owing.  Each payment when made shall be accompanied by interest accrued to the date of payment.  The payment and acceptance thereof shall not   negate or waive the right of PRODUCER to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment.

5.     RECORDS AND INSPECTION

5.1      CUSTOMER shall maintain or cause to be maintained a true and correct set of records pertaining to the production of the PRODUCT Produced.  During the term of this Agreement, should any disagreement arise as to the amount of Subject Product used to produce an APPROVED Product, the Parties shall mutually appoint an independent accountant to perform an audit of the CUSTOMER’s records during ordinary business hours.  In all cases where the audit reveals that product’s produced do not contain the agreed amounts of Subject Product it shall be deemed an event of default as described in paragragh 11.3 herein.  CUSTOMER may correct said default by using the agreed upon amount of SUBJECT PRODUCT in subsequent products produced and paying an amount to producer equal to the shortfall amount of Subject Product at the rate of .003125 per milligram plus interest at 18% (eighteen percent) per annum from the original purchase of the Subject Product in the audited product produced. In addition, the CUSTOMER shall be responsible for any and all costs incurred by the PRODUCER in connection with any audit or investigation which results in the determination of a shortfall amount of five (5) percent of Subject Product used to produce the PRODUCT(s) Produced.

6.

PROPRIETARY INFORMATION

6.1      .DEFINITION “Proprietary Information” as used herein shall mean all or any portion of only the: (a) written, recorded, graphical or other information in tangible form disclosed  during the term of this Agreement, by one party to the other party which is labeled “Proprietary”, “Confidential”, or with a similar legend denoting the proprietary interest  therein of the disclosing party; (b) oral information which is disclosed by one party to the other party to the extent it is identified as “Proprietary” or “Confidential” at the time of oral disclosure, is reduced to written or other tangible form within thirty (30) days of oral disclosure, and such written or tangible form is labeled “Proprietary”, “Confidential”, or  with a similar legend denoting the proprietary interest therein of the disclosing party; and (c) models and other devices delivered or disclosed, during the Term of this Agreement,  by one party to the other party which have been identified in writing at the time of disclosure as being proprietary to the disclosing party; and provided further, however, Proprietary Information shall not include any data, information or device that is: (i) in the possession of the receiving party prior to its disclosure by the disclosing party and not subject to other restriction on disclosure; (ii) independently developed by the receiving party; (iii) publicly disclosed by the disclosing party; (iv) rightfully received by the receiving party from a third party without restrictions on disclosure; (v) approved for  unrestricted release or unrestricted disclosure by the disclosing party; or (vi) produced or  disclosed pursuant to applicable laws, regulations or court order, provided the receiving party has given the disclosing party prompt notice of such request so that the disclosing  party has an opportunity to defend, limit or protect such production or disclosure.

            7.  RESTRICTIONS

7.1     The Parties agree, for a period of five (5) years from the date of disclosure, without the prior written consent of the other Party regarding a specific contemplated transaction: (a) not to disclose Proprietary Information of the other Party outside of the receiving Party (b) to limit dissemination of the other Party’s Proprietary Information to only those of the receiving Party’s officers, directors and employees who require access thereto to perform their functions regarding the purposes of his Agreement; and (c) not to use Proprietary Information of the other Party except for the purposes of this   Agreement, which purposes shall include disclosure to subcontractors and second sources, both in accordance with nondisclosure agreements.  The standard of care to be exercised by the receiving Party to meet these obligations shall be the standard exercised by the receiving Party with respect to its own proprietary information of a similar nature, but in no event less than due care.

            8.  OWNERSHIP

8.1      Each Party retains all rights and title to all Proprietary Information, in any form, disclosed to the other Party pursuant to this Agreement.  Each Party acknowledges that such information is of substantial value and that any disclosure or misuse of such information is harmful to the originating Party.

      9.  NONDISCLOSURE AGREEMENTS AND CONFIDENTIALITY

9.1     The Parties shall only disclose Proprietary Information to those employees and independent contractors who require access to the Proprietary Information to permit a Party to exercise its rights and perform its obligations under this Agreement.  A Party shall not disclose any Proprietary Information to any employee or independent contractor unless the employee or independent contractor has signed a nondisclosure agreement incorporating provisions obligating the employee or independent contractor to maintain the confidentiality of the other Party’s Proprietary Information.  The Parties agree to keep   the terms and conditions of this Agreement confidential and proprietary among the Parties and/or their affiliates.

9.2.     CUSTOMER shall use branding owned by the PRODUCER on the APPROVED Product(s), marketing materials or other written descriptions of the APPROVED Product, labeling, packaging, sales materials and other related protected, digital or filmed communications worldwide.

10.  TRADEMARKS

10.1     PRODUCER reserves the right to, at their sole discretion, periodically review and monitor CUSTOMER’s use of their marks for proper trademark usage, quality of goods, and other criteria as may be required by law to preserve PRODUCER’s rights, good will, and value in its trademarks.

11.  TERM, TERRITORY AND TERMINATION

11.1     The Parties shall agree to an annual quota of total kilograms of Subject Product  purchased for the first year period. Said annual quota and subsequent increases are attached hereto in Exhibit A. If annual purchases of Subject Product do not meet or exceed said quota, the exclusivity of the right granted hereunder shall be extinguished. In the event that the payments paid by CUSTOMER to the PRODUCER do not reach the minimum annual quota amount required, the CUSTOMER may protect the exclusivity of the right granted hereunder by paying all additional amounts due for that  year ending on the last day of that year, so that the total amount paid for that year shall equal such minimum required amount.

11.2      Unless earlier terminated as hereinafter provided, this Agreement shall continue in full force and effect for a period of five (5) years from April 1, 2008 through March 31, 2013.  If CUSTOMER has met the terms of this Agreement and the quota amounts for the first five (5) years, CUSTOMER shall have the option to extend this Agreement for an additional five (5) years subject to the successful negotiation of the quota and payments for the additional five (5) year term.

11.3     In the event of default or failure by CUSTOMER to perform any of the terms, covenants or provisions of this Agreement, CUSTOMER shall have thirty (30) days after the giving of written notice of such default by PRODUCER to correct such default.  If such default is not corrected within the said thirty (30) day period, PRODUCER shall have the right, at its option, to cancel and terminate this Agreement.  The failure of PRODUCER to exercise such right of termination for any non-payment or otherwise shall not be deemed to be a waiver of any right PRODUCER might have, nor shall such failure preclude PRODUCER from exercising or enforcing said right upon any subsequent failure by CUSTOMER.

11.4      PRODUCER shall have the right, at its option, to cancel and terminate this  Agreement in the event that CUSTOMER shall (i) become involved in insolvency, dissolution, bankruptcy or receivership proceedings affecting the operation of its business or (ii) make an assignment of all or substantially all of its assets for the benefit of creditors, or in the event that (iii) a receiver or trustee is appointed for CUSTOMER and CUSTOMER shall, after the expiration of thirty (30) days following any of the events enumerated above, have been unable to secure a dismissal, stay or other suspension of such proceedings.

11.5     At the date of any termination of this Agreement pursuant to Paragraph 11.3 thereof for breach by CUSTOMER, or pursuant to Paragraph 11.4 hereof, as of the receipt by CUSTOMER of notice of such termination, CUSTOMER shall immediately cease using any of the Subject Product and return all Subject Property to PRODUCER; provided, however, that CUSTOMER may dispose of any APPROVED Product actually in the possession of CUSTOMER prior to the date of termination, subject to the CUSTOMER paying all amounts due with respect thereto and otherwise complying with the terms of this Agreement.

11.6  No termination of this Agreement shall constitute a termination or a waiver of any rights of either Party against the other Party accruing at or prior to the time of such termination.  The obligations of Section 6 shall survive termination of this Agreement.

 12.  ASSIGNABILITY

This Agreement and the rights granted hereunder shall not be assigned by CUSTOMER without the prior written consent of PRODUCER.

   13.  GOVERNMENTAL COMPLIANCE

13.1 CUSTOMER shall at all times during the term of this Agreement and for so long as it shall sell APPROVED Product comply and cause its Affiliates to comply with all laws that may control the import, export, manufacture, use, sale, marketing, distribution and other commercial exploitation of APPROVED Product or any other activity undertaken pursuant to this Agreement.

14.

   ADDRESSES

14.1  Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such Party by first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other Party:

             In the case of the PRODUCER to:

Greg Popp

2157 Lincoln Street

Salt Lake City, Utah 84106

In the case of the CUSTOMER to:

ForeverGreen International

Ron Williams – President

972 North 1430 West

Orem, Utah  84057

With a copy to:

ForeverGreen International

Attn:  General Counsel

972 North 1430 West

Orem, Utah  84057

15.

ADDITIONAL PROVISIONS

15.1 Indemnity and Insurance.  Each Party shall notify the other of any claim, lawsuit or other proceeding related to the Subject Product or APPROVED Product.  CUSTOMER agrees that it will defend, indemnify and hold harmless PRODUCER, its researchers, employees, officers, trustees, directors, and each of them (the “PRODUCER Indemnified Parties”), from and against any and all claims, causes of action, lawsuits or other proceedings filed or otherwise instituted against any of the PRODUCER Indemnified Parties related directly or indirectly to or arising out of any action taken or omission by the CUSTOMER.  PRODUCER agrees that it will defend, indemnify and hold harmless CUSTOMER, its employees, officers, trustees, directors and agents and each of them (the “CUSTOMER Indemnified Parties”) from and against any and all claims, causes of action, lawsuits or other proceedings filed or otherwise instituted against any of the CUSTOMER Indemnified Parties related directly or indirectly to or arising out of any action taken or omission by the PRODUCER.  Each Party shall assume responsibility for all costs and expenses related to such claims and lawsuits for which it is obligated to indemnify the other Party, including but not limited to all reasonable attorneys’ fees and costs of litigation or other defense.  The Parties shall each have product liability and other general insurance coverage for their respective business activities related to the Subject Product or APPROVED Product in commercially reasonable amounts.

15.2  The parties agree to binding arbitration pursuant to the provisions of the AmericanArbitration Association, provided however, that this arbitration provision shall not preclude either Party from seeking injunctive relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of either Party’s trade secrets or confidential and proprietary information.  The arbitrator shall award costs and fees, including reasonable attorneys’ fees, to the prevailing party, or he/she shall be free to apportion costs and fees as he/she deems reasonable under the circumstances.  This Agreement and the terms hereof shall be governed by the laws of the state of Utah.

15.3    Disclaimers.  Neither PRODUCER nor any of their researchers, officers, employees, directors, or agents assume any responsibility for the manufacture, product  specifications, sale or use of the APPROVED Product which are manufactured by or for  CUSTOMER or sold by CUSTOMER.

15.4     Independent Contractors.  The Parties herby acknowledge and agree that each is an independent contractor and that neither Party shall be considered to be the agent, representative, master or servant of the other Party for any purpose whatsoever, and that neither Party has any authority to enter into a contract, to assume any obligation or to give warranties or representations on behalf of the other Party.  Nothing in this relationship shall be construed to create a relationship of joint venture partnership, fiduciary, or other similar relationship between the Parties.

15.5     DISCLAIMER OF WARRANTY. PRODUCER MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF FITNESS OR MERCHANTABILITY, REGARDING OR WITH RESPECT TO THE SUBJECT PRODUCT AND PRODUCER MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, OF THE PATENTABILITY OF THE SUBJECT PRODUCT OR OF THE ENFORCEABILITY OF ANY PATENTS ISSUING THEREUPON IF ANY, OR THAT THE SUBJECT PRODUCT IS OR SHALL BE FREE FROM INFRINGEMENT OF ANY PATENT OR OTHER RIGHTS OF THIRD PARTIES.

15.6    Non-Waiver.  The Parties covenant and agree that if a Party fails or neglects for any reason to take advantage of any of the terms providing for the termination of this Agreement or if a Party, having the right to declare this Agreement terminated, shall fail  to do so, any such failure or neglect by such Party shall not be a waiver or be deemed  or be construed to be a waiver of any cause for the termination of this Agreement  subsequently arising, or as a waiver of any of the terms, covenants or conditions of this Agreement or of the performance thereof.  None of the terms, covenants and conditions of this Agreement may be waived by a Party except by its written consent.

15.7     Reformation.  All Parties hereby agree that neither Party intends to violate any public policy, statutory or common law, rule, regulation, treaty or decision of any government agency or executive body thereof of any country or community or association of countries; that if any word, sentence, paragraph or clause or combination thereof of this Agreement is found, by a court or executive body with judicial powers having jurisdiction over this Agreement or any of its Parties hereto, in a final unappealed order to be in violation of any such provision in any country or community or association of countries, such words, sentences, paragraphs or clauses or combination shall be inoperative in such country or community or association of countries, and the remainder of the Agreement shall remain binding upon the Parties hereto.

15,8     Force Majeure.  No liability hereunder shall result to a Party by reason of delay in  performance caused by force majeure that are circumstances beyond the reasonable control of the Party, including, without limitation, acts of God, fire, flood, war, civil unrest, labor unrest, or shortage of or inability to obtain material or equipment.

15.9     Entire Agreement.  The terms and conditions herein constitute the entire Agreement between the Parties and shall supersede all previous agreements, either oral or written, between the Parties hereto with respect to the subject matter hereof.  No agreement or understanding bearing on this Agreement shall be binding upon either Party hereto unless it shall be in writing and signed by the duly authorized officer or representative of each of the Parties and shall expressly refer to this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement in multiple originals by their duly authorized officers and representatives on the respective dates shown below, but effective as of the Agreement Date.

PRODUCER MARINE LIFE SCIENCES, LLC Name:/s/ Greg Popp ` Title: President Date: 03/28/08.	CUSTOMER FOREVERGREEN INTERNATIONAL, LLC, a Limited Liability Company Name: /s/ Paul Frampton /s/ Chris Patterson Title: CFO. : COO Date:03/28/08

EXHIBIT A  -  Pricing Schedule and Annual Quota

EXHIBIT B  -  Current Approved Product list